AMENDMENT TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is made as of April 1, 2022 by and between RBC FUNDS TRUST (the “Fund”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	WHEREAS, the Fund and BNY Mellon are parties to an Administration and Accounting Services Agreement dated as of October 5, 2007, as amended (the “Agreement”);

B.	WHEREAS, the Fund and BNY Mellon desire to amend the Agreement as set forth herein to add RBC China Equity Fund;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Exhibit A of the Agreement shall be replaced in its entirety with the updated Exhibit A attached hereto.

2.

For the avoidance of doubt, the investment company reporting modernization services set forth in the Amendment to Fund Administration and Accounting Services Agreement, dated as of April 13, 2018, between the parties hereto applies to all funds listed on Exhibit A, unless otherwise noted.

3.

As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

4.

This Amendment may be executed in two or more counterparts and such execution may occur by manual signature on a copy of the Amendment physically delivered, on a copy of the Amendment transmitted by facsimile transmission or on a copy of the Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

5.

If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the effective date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

RBC FUNDS TRUST

By:
Name: Kathy Hegna
Title: Treasurer and Chief Financial Officer

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

EXHIBIT A

PORTFOLIOS

Access Capital Community Investment Fund

RBC BlueBay Core Plus Bond Fund

RBC BlueBay Emerging Market Debt Fund

RBC BlueBay High Yield Bond Fund

RBC BlueBay Strategic Income Fund

RBC China Equity Fund

RBC Emerging Markets Equity Fund

RBC Emerging Markets Value Equity Fund

RBC Enterprise Fund

RBC Global Equity Leaders Fund

RBC Global Opportunities Fund

RBC Impact Bond Fund

RBC International Opportunities Fund

RBC Microcap Value Fund

RBC Short Duration Fixed Income Fund

RBC Small Cap Core Fund

RBC Small Cap Growth Fund

RBC Small Cap Value Fund

RBC SMID Cap Growth Fund

RBC Ultra-Short Fixed Income Fund

U.S. Government Money Market Fund1

[1]	Investment company reporting modernization services do not apply.